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                                                                   EXHIBIT 10.16


                                   1995 - 2000




                              BASIC LABOR AGREEMENT


                                       AND


                         SENIORITY RULES AND REGULATIONS



                                     between



                                  SIMCALA, INC.


                                       and


                         UNITED STEELWORKERS OF AMERICA

                                    (AFL-CIO)




                                 August 8, 1995



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                                    1995-2000

                              LABOR AGREEMENT INDEX


ARTICLE                                  SUBJECT                                                        PAGE
     PREAMBLE........................................................................................    1

I    RECOGNITION.....................................................................................    1
II   PURPOSE AND SCOPE...............................................................................    1
         2.1  Purpose................................................................................    1
         2.2  Employees Defined......................................................................    1
         2.3  Unit Change............................................................................    1
         2.4  Excluded Personnel.....................................................................    1
         2.5  Contracting Work.......................................................................    2
III
     CHECKOFF........................................................................................    2
         3.1  Monthly Reports........................................................................    2
         3.2  Initiation Fees and Dues...............................................................    2
         3.3  Remittance.............................................................................    2
         3.4  Preference.............................................................................    2
         3.5  Indemnity Clause.......................................................................    2
         3.6  Report to Union........................................................................    2
         3.7  Dues Exemption.........................................................................    2
IV   MANAGEMENT......................................................................................    3
V    STRIKES AND LOCKOUTS............................................................................    3
VI   RATES OF PAY....................................................................................    3
         6.1  The Standard Hourly Wage Scale.........................................................    3
         6.2  New or Changed Job.....................................................................    3
         6.3  Inequity Grievances Prohibited.........................................................    4
         6.4  Shift Premium..........................................................................    4
         6.5  Sunday Premium Pay.....................................................................    5
         6.6  Funeral Pay............................................................................    5
VII  HOURS OF WORK...................................................................................    5
         7.1  Definitions............................................................................    5
         7.2  Normal Hours...........................................................................    6
         7.3  Scheduling.............................................................................    6
         7.4  Allowance for Jury Service.............................................................    7
         7.5  Overtime Hours and Pay.................................................................    7
         7.6  Attendance and Absenteeism.............................................................    8
VIII VACATIONS.......................................................................................   10
         8.1  Intent.................................................................................   10
         8.2  Qualifying Services....................................................................   10


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
         8.3  Eligibility Requirements for Vacation with Pay.........................................   11
         8.4  Allowance..............................................................................   12
         8.5  Pay....................................................................................   12
         8.6  Forfeit................................................................................   13
IX   HOLIDAYS........................................................................................   13
         9.1  Production Optional With Company.......................................................   13
         9.2  Holidays...............................................................................   13
         9.3  Employees Not Working..................................................................   13
         9.4  Employees Scheduled....................................................................   14
         9.5  Holiday Pay............................................................................   14
         9.6  Maximum Pay............................................................................   14
X    INJURY PAY......................................................................................   14
         10.1   Allowed Time for Injury..............................................................   14
XI   ADJUSTMENT OF GRIEVANCES........................................................................   15
         11.1   Step 1...............................................................................   15
         Step 2......................................................................................   15
         Step 3......................................................................................   16
         Step 4......................................................................................   16
         11.2   Statement of Facts...................................................................   17
         11.3   Rules of Appeal and Answer...........................................................   17
         11.4   Witnesses............................................................................   18
         11.5   Grievance Committee..................................................................   18
         11.6   List of Union Representatives........................................................   18
XII  SUSPENSION AND DISCHARGE........................................................................   18
         12.1   Procedure............................................................................   18
         12.2   Reinstatement Pay....................................................................   19
XIII SAFETY..........................................................................................   20
         13.1   Company Provisions...................................................................   20
         13.2   Joint Safety Committee...............................................................   20
         13.3   Safety Rules.........................................................................   20
         13.4   Unsafe Conditions-Practices..........................................................   20
         13.5   Life Endangered......................................................................   20
         13.6   Annual Physical......................................................................   21
XIV  LEAVE OF ABSENCE................................................................................   21
         14.1   Personal, Medical or Family Leave....................................................   21
         14.2   Union Absence........................................................................   21
         14.3   Military.............................................................................   21
         14.4   Personal Leave.......................................................................   22
XV   SENIORITY.......................................................................................   22
         15.1   Acquisition of Seniority.............................................................   22
         15.2   Excluded Personnel...................................................................   22
         15.3   Loss of Seniority....................................................................   23
         15.4   Seniority Factors....................................................................   24



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
         15.5   Seniority Units......................................................................   25
         15.6   Permanent Vacancies..................................................................   25
         15.7   Filling Temporary Vacancies..........................................................   27
         15.8   Promotions, Reductions in Forces.....................................................   28
         15.9   Transfers and Retaining Seniority Rights.............................................   29
         15.10  Temporary Transfer at Management's Direction.........................................   29
         15.11  Loss of Work Arising from Work Stoppages or Strikes..................................   30
         15.12  Manning New Facilities...............................................................   30
XVI   TERMINATION....................................................................................   30
XVII  TRAINING.......................................................................................   30
XVIII ENTIRE AGREEMENT...............................................................................   32
         SCHEDULE 'A' -- Standard Hourly Wage Scale..................................................   34
         Simcala Inc. 401-K Plan.....................................................................   35
         Simcala Inc. Profit-Sharing Agreement.......................................................   36
         Local Agreements............................................................................   39
         Exhibit 'A' -- Line of Progression..........................................................   40



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                                    AGREEMENT

This Basic Agreement dated as of August 5, 1995 is between SIMCALA, INC. or its successors and assigns (hereinafter referred to as the "Company") and the UNITED STEELWORKERS OF AMERICA, AFL/CIO or its successors and assigns (hereinafter referred to as the "Union") on behalf of its members employed by the Company at its Montgomery, Alabama Plant.

                             ARTICLE 1 - RECOGNITION

1.1 In accordance with and subject to the provisions of the Labor Management Relations Act, 1947, as amended, the Company recognizes the Union as the sole exclusive bargaining agency of the production and maintenance employees of the Company at the above-named plant of the Company for the purpose of collective bargaining in respect to rates of pay, hours of work, and conditions of employment.

1.2 The Union agrees to keep the Company advised at all times of the names of its duly elected officers and committeemen with whom the Company will deal to carry out the provisions of this Agreement.

                          ARTICLE 2 - PURPOSE AND SCOPE

2.1 Purpose - It is the intent and purpose of the parties hereto that this Agreement will set forth herein the basic understanding covering rates of pay, hours of work, and conditions of employment to be observed by the parties hereto so as to maintain uninterrupted operations in the plant and to achieve the highest level of employee performance and efficiency through ongoing training and consistent with safety, good health, and sustained effort.

2.2 Employees Defined - Whenever the terms "employee" or "employees" are used in this Basic Agreement, they shall be regarded as including all employees of the plant named above, and shall not include office clerical employees, professional employees, guards, foremen, or any supervisory positions, salaried employees, lab technicians and analysts, chemists, research employees, and certain other technical employees.

2.3 Unit Change - Any change in the bargaining unit shall be by mutual agreement.

2.4      Excluded Personnel

         A. Supervisors are not within the definition of "employee," but may perform bargaining unit work from time-to-time, however,

         B.       A grievance if granted under this section will provide four
                  (4) pay to an employee or employees off injured or sick as designated by the Grievance Committee and Plant Manager.


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2.5      Contracting Work

         A. Contracting out of work will not be done to replace or displace a bargaining unit employee.

         B. The Company agrees to notify the Union of its intent to contract out work.

                              ARTICLE 3 - CHECKOFF

3.1 Monthly Reports - On or before the fifteenth day of each calendar month the Company shall submit to the Union a list showing the name, address and employee number of each new employee hired during the preceding month.

3.2 Initiation Fees and Dues - The Company agrees to deduct from each employee's first pay of the succeeding calendar month next following the receipt of a voluntary union dues checkoff authorization card executed by that employee, the monthly union dues for the preceding month and shall also deduct any assessments against the employee which are general and uniform among all employees who at the time are members of the union, and also if owed an initiation fee in the amount designated by the union.

3.3 Remittance - The Company shall promptly remit any and all amounts so deducted as a result of receipt of aforesaid assignments to the International Treasurer, United Steelworkers of America, 6200 E.J. Oliver Blvd., Suite 44, Fairfield, AL 35064, or to wherever designated by the Treasurer.

3.4 Preference - It is understood and agreed that deductions for Old Age Benefits, Withholding Tax, Insurance, Company Property, and Court Assignments shall have preference over the aforesaid deductions.

3.5 Indemnity Clause - In consideration of the Company's deducting dues under the foregoing arrangement, the Union agrees that it shall indemnify and hold the Company harmless against any and all claims, demands, civil suits or other forms of liability that may arise out of or by reason of any action taken or not taken by the Company for the purposes of complying with any of the provisions of this Article 3 or any information furnished to the Company by the Union or any of its duly authorized representatives.

3.6 Report to Union - A list of employees names from whom dues, initiation fees and assessments have been deducted shall be furnished to the Financial Secretary of the Local Union each month. Included in the list of names of employees from whom dues were deducted shall be the names of those from whom it was impossible to deduct dues and a statement of the reason.

3.7 Dues Exemption - The constitution of the Union provides that members who have not received forty (40) hours pay in any one month, through no fault of their own, shall be exonerated from the payment of dues. It is agreed that in cases where employees do not



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         have earnings in the pay period from which dues are customarily deducted, but did have forty (40) hours pay or more in the month, the Company will deduct the dues for the particular month from the next pay period in which the employee has earnings. It is understood that the above exemption does not apply when the time lost is due to earned vacation. The provisions of this paragraph will be changed only as a result of official notice from the International Treasurer of the Union.

                             ARTICLE 4 - MANAGEMENT

4.1 Subject to the provisions of the Agreement, the Union recognizes that the Management of the works and the direction of the working forces including, but not limited to, introduction of new technologies, equipment and processes, the assigning of work schedules and job duties, and transfer, the right to hire, suspend, or discharge for proper cause including lack of qualification or inability to achieve minimum levels of competence during the initial probationary period of employment, and thereafter, and proper attendance, and successful completion of training programs, and the right to relieve employees from duty because of lack of work or for other legitimate reasons, is vested exclusively in the Company.

                        ARTICLE 5 - STRIKES AND LOCKOUTS

5.1 There shall be no lockouts on the part of the Company, no suspension of work on the part of the employees. It is agreed between the parties hereto that the procedure provided in the Agreement is adequate, if followed in good faith by both parties, for a fair and expeditious settlement of grievances arising between the parties. It is further agreed that if this procedure is not followed or is disregarded and a strike occurs, all members who are proven to have advocated, instigated, or caused such strike, in violation of this Agreement shall be subject to disciplinary action. The Union officers and committeemen shall work with Company representatives to first, prevent any violation of this Agreement and second, to immediately correct any violation.

                            ARTICLE 6 - RATES OF PAY

6.1      THE STANDARD HOURLY WAGE SCALE

         It is understood and agreed that the Standard Hourly Wage Scale as shown in Schedule A, attached hereto and made a part of this Agreement, shall be the rates of pay, except as changed under the terms of this Agreement.

6.2      DESCRIPTION AND CLASSIFICATION OF NEW OR CHANGED JOB

6.2.1 To establish a description and classification for a new job at some subsequent date, the Company shall within sixty (60) operating days of the installation of the new job, describe said new job in accordance with the Current Manual and shall submit two copies of such description to the Union; the sixty (60) days may be extended by written agreement.


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6.2.2    After the Company and the Union have agreed upon and signed the job description, the Company shall classify such job and shall submit two copies of such classification to the Union.

6.2.3 If Management and the Union are unable to agree upon the description and/or classification, Management shall install the proposed description and/or classification and the employee or employees affected may, within thirty (30) days after such disagreement, file a grievance alleging that the job description and/or classification is improper under the procedure established in the Procedural Agreement. Such grievance shall be processed under the Grievance Procedure of the Basic Agreement, beginning at the second step.

6.2.4 An existing job shall not be reclassified unless accumulative changes occurring shall alter the requirements of such job. Introduction of new technologies or processes will not be grounds for reclassification.

6.2.5    Jobs will not be combined without mutual agreement of the parties.

6.3 The Company and the Union agree that "inequity" grievances over relative rates of pay among the various job classifications are prohibited.

6.3.1 No basis shall exist for an employee to allege that a wage rate inequity exists and no grievance on behalf of an employee alleging a wage rate inequity shall be filed or processed during the term of the Agreement.

6.4      SHIFT PREMIUM

6.4.1 Effective for the term of this Agreement, shift premiums shall be paid as follows:

         A. For hours worked which would fall in the prevailing night shift, which includes all shifts regularly scheduled to commence between 10:00 p.m. and 12:00 midnight, there shall be paid a shift premium of thirty (30) cents per hour.

         B. For hours worked which would fall in the prevailing day shift, which includes all shifts regularly scheduled to commence between 6:00 a.m. and 8:00 a.m., no shift premium will be paid.

         C. For hours worked which would fall in the prevailing afternoon shift, which includes all shifts regularly scheduled to commence between 2:00 p.m. and 4:00 p.m., there shall be paid a shift premium rate of twenty (20) cents per hour.

         D. For shifts commencing at times other than covered in A, B, and C above, the afternoon shift premium will be paid for all hours worked between 4:00 p.m. and midnight and the night shift premium will be paid for all hours worked between midnight and 8:00 a.m.


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6.4.2    Shift premiums shall be included in the calculation of overtime compensation.

6.4.3 Shift premiums shall be paid for allowed time or reporting time when the hours for which payment is made would have called for a premium, if worked.

6.5      SUNDAY PREMIUM PAY

6.5.1 For all time worked on Sunday, which is not paid for on an overtime basis, a premium on the regular rate for the job as defined in the Standard Hourly Wage Scale as shown in Schedule A, attached to and made a part of this Agreement, shall be paid as follows:

                            TWENTY-FIVE (25) PERCENT

6.5.2 For the purpose of this provision, Sunday will be deemed to be the twenty four (24) hours beginning with the turn change time nearest to 12:01 a.m. Sunday.

6.6      FUNERAL PAY

6.6.1 Any employee losing work because of the death of the employee's father, mother, brother, sister, father-in-law, mother-in-law, husband, wife, child, grandfather, grandmother, grandchild or step parents and step children (when they have lived with the employee in an immediate family relationship) shall be entitled to maximum of three (3) days' pay, or the day of the funeral in the event of the death of the employee's immediate brother-in-law or sister-in-law or son-in-law or daughter-in-law, if the employee was scheduled to work on any of those days.

6.6.2 In the event of the death of a spouse or child during the employee's vacation, three (3) days of the vacation will be rescheduled at a later date, four (4) days if the funeral is over 100 miles away.

6.6.3 The above days shall not extend beyond the date of the funeral and will require attendance at the funeral, except, that one of the four days may be applied to the first day after the funeral, if the funeral is held at a distance of 100 miles or more from the employee's home, and such day is required for travel.

6.6.4 Proof of relationship, such as an obituary notice, must be attached to the claim for pay. The rate of such "Funeral Pay" shall be the standard hourly wage rate shown in Schedule A, attached hereto, for the job said employee worked on his last day of actual work and shall not include any premium pay for whatever cause.

                           ARTICLE 7 -- HOURS OF WORK

7.1      DEFINITIONS


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7.1.1    A day is the twenty-four (24) hour period from the time an employee commences work.

7.1.2    A week is a calendar week.

7.2      NORMAL HOURS

7.2.1 The normal hours as shown below shall not be construed as a guarantee of hours of work per day or per week, or for days of work per week.

7.2.2    The normal hours per day shall be eight (8) hours of work and sixteen
         (16) consecutive hours of rest.

         A. The employee shall not have an established lunch period, shall eat at the convenience of the operation, but shall not be required to eat sooner than three (3) hours nor later than five (5) hours after he commences work, and shall not take time to exceed a total of thirty (30) minutes during any work shift.

         B. It shall not be considered normal hours and the overtime provisions of Section 7.6 shall not apply when either a local ordinance or State or Federal legislation changes the time and such action forces a short return.

7.2.3 The normal hours per week shall be forty (40) hours of work consisting of five (5) work days and two (2) scheduled rest days.

7.2.4 All hours worked beyond the normal hours as set forth in this Section shall be paid at the overtime rate, as provided in Section 7.5 below.

7.2.5 Where possible, employees will be scheduled to work so they will work five (5) consecutive days in a week and have two (2) consecutive scheduled rest days per week.

7.3      SCHEDULING

7.3.1 Determination of the daily and weekly work schedules shall be made by the Company and such schedules may be changed by the Company from time to time to suit varying conditions of the business or conditions beyond the Company's control; provided, however, that the plant work week shall not be reduced below forty (40) hours without mutual agreement. The Company further agrees that it will return to a forty (40) hour week before hiring any additional employees.

7.3.2 An employee shall not be laid off a day to make up for working his scheduled day off in order to avoid payment of sixth or seventh day overtime.

7.3.3 Schedules of the employees' regular workdays whenever possible shall be posted or otherwise made known to employees by 3:00 P.M. CST Friday.



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7.4      ALLOWANCE FOR JURY SERVICE

7.4.1 An employee who is called for jury service shall be excused from work for the days on which he serves and shall receive for each day of service on which he otherwise would have worked his normal wages and benefits.

7.4.2    The employee will be required to present proof of service.

7.4.3 This allowance shall not apply in the case of a witness when he is being paid for such service as a deputy or peace officer.

7.5      OVERTIME HOURS AND PAY

7.5.1 It is understood and agreed that some overtime is expected. Therefore, it shall be at Management's discretion to assign overtime work, provided:

         No employee shall work more than sixteen (16) consecutive hours from the time he commences work nor return to work within 8 hours after working 16 consecutive hours nor more than twenty-four (24) overtime hours within one calendar week unless extended by mutual agreement between the affected employee and the Company.

7.5.2 When management determines that overtime is necessary, the following procedure will be used:

         Offer overtime to personnel on the shift present, in the classification where the vacancy exists first, in seniority order unless the line of progression is fully utilized.

                  1. Offer overtime to personnel on the shift present, in the classification where the vacancy exists first, in seniority order.

                  2. If no one accepts, offer the overtime to the personnel in the same classification from the on-coming crew in seniority order.

                  3. Call all other personnel scheduled in the classification in seniority order.

                  4. If no one accepts, go directly to the qualified voluntary overtime list for that classification. These lists will be changed quarterly.

                  5. If no one volunteers from that list, employees at work will be forced to work.

         A. Should problems arise in the administration of this procedure, the parties agree to discuss them at that time.

         B. Grievances that arise from the administration of this procedure will be settled by allowing the aggrieved employee or employees to work the same amount of time as missed and paid at the same rate.



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7.5.3    OVERTIME PAY

         A. The overtime rate to be paid employees for overtime hours shall be one and one-half (1-1/2) times the regular rate of pay for the occupation on which the overtime hours are worked, except as excluded under 7.5.4 and 7.5.5 below.

7.5.4    OVERTIME RATES SHALL BE PAID FOR:

         A. Hours worked in excess of eight (8) hours within the twenty-four (24) hour period commencing with the time an employee begins work, except that this shall not apply in instances excluded by local agreements.

         B. Hours worked in excess of forty (40) hours in any calendar week.

         C. Hours worked by an employee on the sixth or seventh work day in a payroll week (Sunday through Saturday), during which work was performed on employee's scheduled five (5) workdays, except that if laid off by Company on scheduled workday, lost time will be counted.

         D. Any employee who must bump to a shift involving a short return in order to stay in his classification or preserve his employment.

         E. Lost time for Union business will be counted as time worked for overtime purposes for officers and grievance committeemen.

7.5.5    NONDUPLICATION

         A. Payment of overtime rates shall not be duplicated for the same hours worked, but the higher of the applicable rates shall be used. Hours compensated for at overtime rates shall not be counted further for any purpose in determining overtime liability under the same or any other provisions, provided, however, that a holiday, whether worked or not, shall be counted for purposes of computing overtime liability under the provisions of subsection 7.5.4C above and hours worked on a holiday shall be counted for purposes of computing overtime liability under the provisions of subsection 7.5.4A above.

         B. Except as above provided, hours paid for but not worked shall not be counted in determining overtime liability.

7.6      ATTENDANCE AND ABSENTEEISM

7.6.1    DETERMINATION OF ABSENTEEISM

         A. An Absentee Rate will be computed for each employee and that rate will be compared to a fixed percentage rate which the Company will tolerate. Any


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                  employee with a rate higher than the fixed rate will receive the next higher degree of discipline.

         B. The Absentee Rate will be computed over a time period of a minimum of six weeks since previous discipline (if any) or a minimum of six weeks from the present offense backwards toward the last discipline (if any). If the employee has had no previous discipline, the last six week period (or longer) can be considered. For purposes of the calculation, the six week period shall represent 30 days. The points referred to below shall represent the absentee demerits. Thus, if an employee has three unexcused absences (with proper two hour notification of the absence) during said six week period, his absentee percentage would be 10% (3130) and he would be subject to disciplinary actions as noted below.

         C. In computing the Absentee Rate, each unexcused absence, unexcused tardy or unexcused "out early" will count as one point towards absence. An unexcused absence with a late call in (less than two hours notice preceding shift) will count as one and one half absences. The sum of the above will be divided by the total number of working days in the period under consideration in B. above.

         D. Management determines what will be an excused or unexcused absence as follows:

         EXCUSED ABSENCES:

                  1. Death in the family (those covered in article 6.6 of the Basic Labor Agreement).

                  2.       Industrial Injury

                  3.       Union Business

                  4.       Jury Duty

                  5. Extended Illness (for physically incapacitated days accompanied by a doctors certificate).

                  6.       Sickness (when accompanied by a doctor's excuse).

         Unexcused absences consist of all absences not covered as excused. Tardiness and leaving early, unless for one of the above excused reasons will be considered unexcused. Failure to report off will result in an advancement to the next step, regardless of percentage rate.

         E. The fixed absentee rate for the Mt. Meigs plant will be 4%. Any employee with a higher rate as prescribed in B, C. and D above will receive the next higher step in the discipline procedure.


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         F. The Steps of Discipline are as follows:

                  1.       Written Reprimand

                  2.       1 Day Suspension

                  3.       3 Day Suspension

                  4.       5 Day Suspension pending discharge.

         G. Any employee who maintains a percentage of less than 4% as computed in B, C, and D above for six months since his last reprimand will back up one step in the procedure. Any employee who maintains a perfect attendance record for six months will completely clear his absenteeism record.

7.6.2    REPORTING ABSENCE OR LATENESS

         A. In reporting off from a scheduled shift, calls must be made 2 hours prior to the start of that shift, except 1 hour on "B" shift. Failure to meet this time requirement will result in one-half point against the attendance record and one point for one hour or less notice.

         B. Employees missing their scheduled turn will have one point assessed against attendance record.

         C. Failure to call in by the start of the shift and then missing scheduled shift will result in advancement to the next step of disciplinary procedure.

         D. A late report for work without calling to advise of expected lateness will result in an additional one-half point and said employee may be reassigned or sent home.

                              ARTICLE 8 - VACATIONS

8.1      VACATIONS INTENT

         Vacations are granted as a reward for service, as indicated by the qualifying requirements of this vacation plan. It is the intent of this section to grant vacations, with pay, to those employees who are consistently employed and who have given faithful attendance to their employment.

8.2      QUALIFYING SERVICES

         A. In determining length of continuous service for the purpose of deciding vacation eligibility of an employee, his total number of years of continuous service shall be calculated from his last date of hire (calendar year).


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         B.       Continuous service credit will be given an employee who has
                  "Lay- Off Standing," "Leave of Absence Standing" or "Military Standing" on any vacation eligibility date, who returns to the payroll of the Company during the calendar year, who completes one (1) year or more of continuous service during that calendar year, and who otherwise meets the eligibility requirements of this Article 8.

8.3      ELIGIBILITY REQUIREMENTS FOR VACATION WITH PAY

         To be eligible for a regular vacation in any calendar year during the term of this Agreement, the employee must:

         A.       Have one (1) year or more of continuous service.

         B. Have received earnings in at least fifty percent (50%) of the pay periods in the preceding calendar year, except that in case of an employee who completes his first year of continuous service in such calendar year, he shall have received earnings in at least fifty percent (50%) of the pay periods during the twelve (12) months following the date of his original employment and still be on the payroll on his first anniversary date.

         C. No more than one (1) vacation shall be paid during any one (1) calendar year.

         D. In cases where an employee has been absent from work due to a disability arising out of his employment at the Company's plant, hours worked credit will be granted for vacation purposes for all hours lost due to the disability during the twelve (12) months following the date the injury occurred, but not to exceed eight (8) hours a day or forty (40) hours a week.

         E. An employee entering the Military Service for his first enrollment, who has completed at least one (1) year of continuous service shall receive, for such year of enrollment, not less than fifty percent (50%) of his vacation allowance, notwithstanding the number of pay periods worked in.

         F. If an employee does not qualify under the above provisions and has two (2) years of continuous service and has worked at least two hundred sixty (260) hours during the last preceding calendar year, he shall be eligible for a prorated vacation. based on the ratio of his actual hours worked to one thousand forty (1,040) hours.

         G. All active SiMETCO employees employed on the closing date of the SIMCALA acquisition who are hired by SIMCALA shall be recognized for prior continuous service for purposes of this
                  Section 8 only.

         H. It is agreed that the purpose of this Article 8, Vacations, is to provide actual time off to all employees; therefore, all vacations shall be taken with the exception that the Company may, with the consent of the employee, pay him vacation allowance, in lieu of time off for vacation.

8.4      VACATION ALLOWANCE

         A. In line with the above eligibility requirements, continuous service shall earn vacation pay allowance as follows provided, however, that no employee shall be entitled to more than two weeks of vacation during the first two years of this
                  Agreement:

                           Years of Service               Weeks of Vacation
                           ----------------               -----------------
                           1 but less than 3........................1
                           3 but less than 15.......................2
                           15 or more...............................3

         B. All vacations shall be taken in full week periods; a one week's vacation shall consist of seven (7) consecutive days, a two weeks' vacation of fourteen (14) consecutive days, a three weeks vacation of twenty-one (21) consecutive days. Each vacation week shall include five (5) regularly scheduled working days. When vacations are split, they shall be paid accordingly.

         C. Vacations will, as far as possible, be granted at times most desired by employees, but vacations must necessarily be governed by business conditions and the final right to allotment of individual vacation period is exclusively reserved to the Company in order to insure the orderly operation of the plant.

8.5      VACATION PAY

         A. Each employee requesting vacation time and pay shall fill in and sign a regular Vacation Request Form furnished by Management, and submit to his supervisor for approval. This form will also require approval of the Plant Superintendent or his designated representative, and will then be forwarded to the Payroll Department for execution. In each case, the employee must file such Vacation Request Form at least thirty
                  (30) days ahead of the desired vacation time in order to exercise his seniority for preference on vacation time approval. The Vacation Request Form provides that an employee may list jobs he would be interested in bidding upon should they be posted during his vacation period.

         B. Each employee granted a vacation under this Section 8 will be paid at his current hourly rate times forty.

         C. Vacations shall commence after January 1st each calendar year and as near as possible, shall be scheduled on a planned basis of an approximate equal number of employees each month.

8.6      FORFEIT OF VACATION

         A. An employee who voluntarily quits will forfeit all rights to eligibility and pay unless he gives two (2) weeks' written notice to Management and continues to work through the notice period, and has met the eligibility requirements of Section
                  8.3 above.

         B. An employee who is discharged for cause prior to an eligibility date will forfeit all rights to eligibility and pay.

         C. Any employee with three years' service who quits after working 50 percent of any pay periods and thereby earning a vacation for the next year shall receive said vacation pay after January 1 subject to the provisions of 8.6A above.

                              ARTICLE 9 - HOLIDAYS

9.1      PRODUCTION OPTIONAL WITH COMPANY

         Regular production on days defined as holidays shall be optional with the Company. When the plant is scheduled to work on any of these days, those employees scheduled to work shall report on their regular shifts.

9.2      HOLIDAYS

         For the purpose of this Agreement, the following days shall be considered holidays, and when such holiday falls on Sunday, it shall be observed on Monday, and such Monday shall be construed as the holiday:

                  New Year's Day, Martin Luther King Jr's. Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day before Christmas and Christmas Day.

9.3      EMPLOYEES NOT WORKING

         A. All employees not required to work on a day on which any of the above holidays occur shall be paid the rate of the job he last worked or his bid rate, whichever is higher, for eight
                  (8) hours, if they worked their last scheduled day prior to the holiday and their first scheduled day after the holiday, except that Management shall waive the work requirement for personal illness (when validated by a doctor's certificate stating the employee's physical inability to work) or death in the immediate family.

         B. Paragraph A above shall not apply to employees laid off, on leave of absence, or off due to an illness or injury except an employee absent due to such causes who works during the pay period in which the holiday occurs. An employee who is on vacation during the week in which a holiday occurs shall be paid as computed in Paragraph A above.

9.4      EMPLOYEES SCHEDULED

         A. Any employee who is normally scheduled to work on a day on which any of the above holidays occur and who does not report for work for any reason, may not be paid except that this work requirement shall be waived for personal sickness or death in the immediate family.

9.5      HOLIDAY PAY

         For all hours worked by an employee on any of the holidays specified in
Section 9.2 above, Holiday Pay shall be as follows:

         A. The employee shall receive two (2) times his regular rate of pay.

         B. If an employee has been scheduled off but then is called to work on his normal schedule on a holiday but works less than eight (8) hours, he shall be entitled to the benefits of Subsection 9.3A of this Article 9 to the extent that the number of hours worked by him on the holiday are less than eight (8).

         C. An employee scheduled off on a holiday and then called out shall receive the holiday premium pay for hours worked plus the holiday pay as outlined in 9.3A above.

         D. An employee working his normal scheduled shift on the holiday who is required to work in excess of his normal eight (8) hour shift shall receive no more than the rates outlined in 9.5A above.

9.6      MAXIMUM PAY

         However, no employee shall receive more than the above specified rates for hours worked on any holiday.

                             ARTICLE 10 - INJURY PAY

10.1     ALLOWED TIME FOR INJURY

         A. Any employee suffering an injury on the job, requiring the attention of a doctor which in the opinion of the attending doctor or nurse renders him unable to continue work, shall be paid for the balance of that work shift at the rate of the job he was working at the time of said injury. On the date of the employee's injury, if such employee returns to work and finds he is unable to work, and such employee then goes home, he shall be paid for the balance of that shift.

         B. All hours paid for above will count as hours worked for the purpose of overtime calculation under the provision of Article 7.

         C. When additional visits are required due to injury, and supported by written proof of appointment, such employee will be compensated for lost time for a maximum of two (2) additional visits. Whenever possible doctors visits will be scheduled on the employee's off time.

                      ARTICLE 11 - ADJUSTMENT OF GRIEVANCES

11.1 Should differences arise between the Company and the Union as to the meaning and application of the provisions of this Agreement or should any trouble of any kind arise in the plant, there shall be no suspension of work or refusal to perform the duties assigned, on account of such differences, but an earnest effort shall be made to settle such differences immediately in the following manner.

Step 1

         A. Grievances or complaints must be reported within five (5) days from the date of occurrence. Grievances or complaints not adjusted within fifteen (15) days of occurrence or within fifteen (15) days (excluding Saturdays, Sundays and Holidays) of the date the employee or employees or Committee become aware of the occurrence, or last occurrence, on which the grievance is based, shall be reduced to writing by the aggrieved employee or employees or the grievance committeeman on suitable forms furnished for this purpose in triplicate, and presented to the immediate supervisor before they will be considered further.

         B. These written grievances shall be signed and dated by the aggrieved employee and the committeeman. In such grievance, should it be decided by the Personnel Department that it is necessary to consider the merits and demerits of the grievance, the department may do so, but in all cases it shall enter a written disposition of the same within five (5) working days of the date of the presentation of the written grievance. The Personnel Department shall date and sign all three copies of the written grievance and will return two copies to the Chairman of the Grievance Committee.

Step 2

         A. Grievances not settled in Step 1 above, may be appealed by the Grievance Committee to the Personnel Department, which appeal must be in writing, addressed to the Personnel Department and must be presented to it not later than five (5) days after receipt of the written disposition by the Personnel Department.

         B. Within five (5) days from the date of the presentation of such written grievance, a representative of the Personnel Department shall meet with the General Grievance Committee for a discussion of said appeal and attempt to settle such grievance.

         C. It is understood, by the above paragraph, that the Grievance Committee will investigate all alleged grievances before processing them to Step 2 of this Grievance Procedure and any alleged grievance found not to be based on fact will not be affirmed by the Committee and will be withdrawn.

         D. If no agreement is reached during the discussion of such appeal, the Personnel Department will submit its written disposition of such grievance within five (5) days from the date of the hearing. Grievances not appealed in writing from the decision in Step 1 within five (5) days from the date of such decision shall be considered settled on the basis of the decision last made and shall not be eligible for further appeal.

Step 3

         A. Grievances not settled in Step 2 may be appealed to the representatives of the International Union and representatives of the Company, which appeal shall be in writing and shall be made within five (5) days from the date of the last decision.

         B. Within another fifteen (15) days from such appeal, the representatives of the International Union of his designees shall contact representatives of the Company, in writing, to request a meeting on the grievance, or advise that he has not affirmed the grievance, and same has been withdrawn. After such written appeal, a Management representative shall make verbal or written contact, within ten (10) days, to arrange a date for a meeting.

         C. Management must answer in ten (10) days (excluding Saturdays, Sundays, and Holidays) from the date of the meeting or from the date of the last meeting if several meetings are held.

Step 4

         A. If the Union wishes to appeal the disposition made in Step 3 of any grievance, a representative of the Union shall mail to the Company a written notice of appeal of such grievance to arbitration, within ten (10) days from such disposition.

         B. When he deems it advisable, and prior to proceeding into arbitration, even though appealed, the Union Staff Representative may appeal a case in this Step 4, in writing, to an Executive of the Company and the District Director of the Union for the District involved, for review and an attempt to solve. The Executive of the Company and the District Director, or their respective designees, shall arrange to meet at their convenience to review the case and develop all facts in an effort to find a solution.

         Either party may call in witnesses who can contribute to a better understanding or development of facts. The stipulated officials of the parties will then proceed in their own method toward reaching a solution.

         If, after a thorough examination of the facts, no agreement can be reached in this case, it may be withdrawn or may be referred back to the Union Staff Representative to process on into arbitration. In either instance, the Company shall be notified in writing within fifteen (15) days after the final meeting of the officials referred to above.

         C.       1.       The Union upon the filing of an appeal to arbitration
                           will simultaneously request from the Federal
                           Mediation and Conciliation Service (FMCS) a panel of not more than five impartial arbitrators. The Union and the Company within 14 days of receipt of the FMCS panel will select an arbitrator by alternating strikes. The Union and the Company may agree to request a second FMCS panel if the first panel is deemed for any reason unacceptable to both.

                  2. No new evidence shall be submitted in Step 4; however, should any new facts develop after the Third Step, said case shall be referred back to the Third Step.

                  3. Post hearing briefs will only be filed by mutual agreement.

         D. The said umpire shall not have the power to add to, subtract from or modify the terms of this Labor Agreement or any Agreement supplemental thereto. The decision of the umpire shall be final and binding on both parties. The fees and expenses (including the cost of the original copy of any stenographic record) shall be paid equally and jointly if jointly requested by the Company and the Union. It shall be the duty of the umpire to make his decision within thirty (30) days after final submission of the case to him, which includes receipt of the transcript and post hearing briefs.

11.2 The employee or the committeeman in reducing any grievances to writing shall state clearly and concisely in writing all fads known to him which are the basis of his grievance and, if he claims that any Article or Articles of this Agreement are involved, he shall specify such Article or Articles on such grievance form.

11.3 Unless an extension of time has been mutually agreed upon by and between the parties:

11.3.1 The parties shall not be under any obligation to discuss any difference unless such difference is submitted within the time limits specified in
         Article 11.

11.3.2 If a grievance is not appealed from one stage of negotiation to the next higher stage of negotiation within the specified time limits, or if a written notice of intention to appeal a grievance has not been given within such time limits, such grievance shall be considered settled on the basis of the last answer which has been made; provided, however, that such settlement shall not constitute a precedent in any other case.

11.3.3 If a grievance is not answered within the specified time limits, the grievance shall be considered by the parties to have been granted; provided, however, that the disposition of such grievance shall not constitute a precedent in any case.

11.4 In all grievance hearings it shall be permissible for either party to bring in employees of the Corporation, who are involved in the grievance or other witnesses who may present direct evidence to the grievance.

11.5 The General Grievance Committee shall consist of three (3) employees designated by the Local Union. The lost time involved for a maximum of one Third Step meeting per month, if held, will be paid by the Company. Additional time off will be afforded without pay as may be required: To attend regularly scheduled or special committee meetings with Management; and to attend meetings pertaining to discharges or other matters which cannot be reasonably postponed until the time of the next regular meeting with Management.

11.5.1 Any officer or Grievance Committeeman of the Union required to attend meetings outside the plant property shall notify in writing the Personnel Department two (2) days in advance of such meetings so that necessary arrangements can be made for his replacement.

11.6 The Union, from time to time, shall furnish the Company with a list showing the names of the Officers of the Local Union, General Grievance Committee and Shop Stewards, and the Company shall recognize as Officers, Committeemen and Shop Stewards only such persons as are named on the most recent list certified.

                      ARTICLE 12 - SUSPENSION AND DISCHARGE

12.1.    PROCEDURE

         A. In the exercise of its right as set forth in Article 4, Management, of this Agreement, the Company agrees that no employee shall be peremptorily discharged from and after the date thereof, but that in all instances in which the Company may conclude that an employee's conduct may justify discharge, he must be first suspended. Such suspension shall be for not more then five (5) calendar days excluding Saturdays, Sundays, and Holidays). In all cases of suspension, a Union representative and the employee's Foreman will be present at the time of such action.

         B. The employee will be advised of his rights for a hearing during this period of suspension, and the employee or the Grievance Committee may, if he believes that he has been unjustly dealt with, request a hearing and a statement of the offense before the Personnel Department with or without the member or members of the Grievance committee present as he may choose. Such hearing shall be held within five (5) calendar days (excluding Saturdays, Sundays, and Holidays) after the date of such request. If any such employee shall not request a hearing within the five (5) day provisional discharge period, his discharge shall become final. Reprimands, docking, suspensions or anything detrimental (excluding absenteeism) to the employee's work record will be removed from the employee's record after twenty-four (24) months and shall not be used against him or cited in arbitration.

         C. At any such hearings all of the known facts concerning the case shall be made available to both parties. After such hearing, the Company shall conclude within five (5) calendar days (excluding Saturdays, Sundays, and Holidays) whether the discharge shall become final or, dependent upon the facts of the case, that such discharge shall be revoked. If the discharge is revoked, the employee shall be returned to employment and shall receive such compensation, if any, as provided in Section 12. 2 below.

         D. If the discharge of the employee is affirmed, the employee may within five (5 calendar days (excluding Saturdays, Sundays, and Holidays); after such disposition, file a grievance under the procedure for the adjustment of grievances set forth in
                  Article 11 of this Agreement, and such grievance shall be filed at Step 3. If any such employee shall not file a grievance within such five (5) day period, his discharge shall become final. No new evidence shall be used after the Third Step. However, should any new facts develop after the Third Step, said case shall be referred back to the Third Step.

         E. The Grievance Committee shall be notified of all such suspensions and reason for same and shall, following a requested hearing, receive a copy of the decision of the local Management of the Company. However, Management shall be relieved of all requirements if a strike, work stoppage, or other impeding of production in violation of this Agreement is in progress.

12.2     REINSTATEMENT PAY

         A. If it is agreed by the parties or determined in arbitration, as provided in Article 11 of this Agreement, that an employee was unjustly discharged, such employee shall be reinstated to his job, with no loss of seniority, and shall be paid such amount, if any, as may be agreed upon by the parties or determined in arbitration, to be fair and just.

         B. Said employee shall be paid the amount of what would have been his normal earnings including overtime shift premium, holiday pay and all other earnings and benefits for his normally scheduled work during the period from his discharge to his reinstatement, less any unemployment compensation received during said period.

         C. In the event a grievance concerning suspension or discharge goes to arbitration, the arbitrator shall have the authority to modify the penalty. The arbitrator may substitute his judgment for that of the Company on appropriate discipline.

                               ARTICLE 13 -SAFETY

13.1 The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment. Protective devices, special wearing apparel and other equipment necessary to properly protect employees from injury shall be provided by the Company, and such equipment shall be used by the employees. The wearing of appropriate safety apparel is mandatory.

13.2 A joint Management and Union Safety Committee shall be established for the plant. The committee shall be composed of one Management Representative and one Union Representative for each 150 employees; however, the minimum shall be four members, two being appointed by Management and two being appointed by the Union. Time spent on committee work by the members shall be compensated by the Company for time lost. The Committee shall hold regular monthly meetings, at times determined by the Committee, and shall be compensated for lost time. The duties of the Committee shall be:

         A. To advise plant Management concerning safety and health matters.

         B. To make requested inspections of safety and health conditions and participate in the investigation of all accidents.

         C. To maintain a safety standard and a safety program for the plant.

13.3 The purpose of the plant safety rules shall be for the protection of our employees, and flagrant or intentional violation of such rules shall subject an employee to immediate discharge.

13.4 Any unsafe condition or practice, alleged to be existing in the plant, shall be brought to the attention of the Supervisor immediately by the employee noticing said condition or practice. The Company will take appropriate action necessary to correct the condition within a reasonable time.

13.5 In case any employee alleges a condition to be dangerous over and beyond the inherent hazards of the job, to the extent of endangering the life or limb of an employee, the employee will immediately report the matter to the employee's Supervisor.

13.6 The company shall retain the right to require all employees to take annual physical examinations and bi-annual vision and hearing tests with the costs of such tests to be borne by the company.

                          ARTICLE 14 - LEAVE OF ABSENCE

14.1 The Company agrees to conform to the terms and conditions of the Family and Medical Leave Act.

14.2     UNION ABSENCE

14.2.1 An employee who has two (2) years or more of continuous service with the Company and who is duly elected or selected by the Union to an office of the Union which is the bargaining unit shall be granted a leave of absence for a period not to exceed two (2) years.

14.3     MILITARY AND NAVAL SERVICE

14.3.1 The parties agree to follow the Universal Military Training and Service Act, as amended, in connection with the reinstatement and employment of former employees of the Company, who have been honorably discharged from military and naval service of the United States, who have seniority rights under this Agreement.

14.3.2 An employee who meets the requirements of 14.4.1 above shall be granted time and military allowance or military allowance in lieu of time for the year of his reinstatement and employment, following such service, notwithstanding any eligibility requirements of Article 8, Vacations, of the Agreement.

14.3.3 An employee required to lose work in order to report for pre-induction physical shall be paid a maximum of eight (8) hours, provided he resumes work on his next scheduled workday.

14.3.4 An employee with one or more years of continuous service who is required to attend an encampment of the Reserve Armed Forces, shall be paid, for a period not to exceed two (2) weeks in any calendar year, the difference between the amount paid by the Government (not including travel, subsistence and quarters allowance) and the amount calculated by the Company in accordance with the following formula. Such pay shall be based on the number of days such employee would have worked had he not been attending such encampment during such two weeks (plus any holiday in such two weeks which he would not have worked) and the pay for each such day shall be eight (8) times his average straight-time hourly rate of earnings (excluding shift differentials and Sunday and overtime premiums) during the last payroll period worked prior to the encampment. If the period of such encampment exceeds two weeks in any calendar year, the period on which such pay shall be based shall be the first two weeks he would have worked during such period. Riot and National Guard duty are excluded from this allowance.

14.4     PERSONAL LEAVE

A. An employee who desires to pursue a course of study at an accredited school of learning shall be granted such leave, not to exceed four (4) years, provided:

         1.       The employee advises the Company in writing at least thirty
                  (30) days prior to the start of such course of his desire for a leave.

         2. The employee must notify the Company and the Union in writing at least once a year of his continued interest to resume active employment with the Company upon completion or terminating such course of study.

         3. The employee must report for reemployment within thirty (30) days after completion or termination of such course of study.

B. Such personal leave of absence, outlined in A above, shall not constitute a break in the record of continuous service of such employee if he meets the requirements outlined therein. No more than two (2) such leaves shall be granted at one time except as may be mutually agreed to.

                  ARTICLE 15 -- SENIORITY RULES AND REGULATIONS

15.1     PREAMBLE

         A. The Seniority Rules hereafter set forth, which implement the seniority provisions of the Production and Maintenance Labor Agreement, shall be used to govern the application of seniority from and after August 8, 1995, as it relates to hourly-paid production and maintenance employees represented by the United Steelworkers of America.

         B. These rules shall remain in effect unless and until modified by written agreement signed by Management representatives and appropriate representatives of the United Steelworkers, including the Chairman and Secretary of the Grievance Committee.

         C. The intent and spirit of these Seniority Rules and Regulations is to insure the placement and retention of the most qualified employees with the longest continuous service.

15.2     PROBATION

         A. Any person having one hundred-eighty (180) calendar days or less of continuous service shall be deemed to be a probationary employee. During such probationary period, the Company may separate said probationary employee at its discretion.

         B. Any employee retained after sold one hundred-eighty (180) calendar days shall become a regular employee.

         C. Should a new hire be laid off prior to the end of his probationary period and then recalled at a later date (not to exceed one hundred eighty (180) days), previous probationary time will be used in determining the completion of the probationary period only.

         D. Should the layoff continue past the one hundred-eighty (180) day period, the employee shall be considered as a new hire and a new probationary period shall be served.

         E. Those former employees of SiMETCO who were rehired by SIMCALA, INC. shall not suffer a break in continuous service.

15.3     LOSS OF SENIORITY

         A.       Voluntary quit.

         B.       Discharge for proper cause.

         C. Failure to report for work or failure to report reason for absence for four (4) consecutive days.

         D. Failure to report for work or report intent following a layoff:

                  (a) if notified of recall to work, either in person or by a person-to--person telephone call, he will report intent to return and, if he refuses, he will be sent a notice by registered or certified mail, and failing to report within twenty-four (24) hours after receiving notice, he will be terminated.

                  (b) Should the Company be unable to reach you by telephone, you will have four (4) calendar days to report to work after receipt of notice by registered or certified mail.

         E.       Absence in excess of any leave of absence granted under
                  Article 14.

         F. If an employee shall be absent because of layoff or physical disability, he shall continue to accumulate continuous service during such absence for two (2) years, and shall be eligible for recall for an additional period equal to (a) two (2) years, or (b) the excess, if any, of his length of continuous service at commencement of such absence over two (2) years, whichever is less. Any accumulation in excess of two (2) years during such absence shall be counted, however, only for the purposes of this Article 15, including local agreements thereunder, and shall not be counted for any other purpose under this or any other agreement between the Company and the Union. In order to avoid a break in service after an absence of two (2) years, the employee must give the Company annual written notice that he intends to return to employment when called, if the Company at least thirty (30) days prior thereto has mailed him a notice at the most recent address furnished by him to the Company that he must file such written notices.

         G. Absence due to a compensable disability incurred during the course of employment shall not break continuous service, provided such individual is returned to work within thirty
                  (30) days after final payment of statutory compensation for such disability or after the end of the period used in calculating a lump sum payment.

15.4     SENIORITY FACTORS

         A. The parties recognize that promotional opportunity and job security in event of promotions, decrease of forces, and recalls after layoffs should increase in proportion to length of continuous service, and that in the administration of this section the intent will be that wherever practicable full consideration shall be given continuous service in such cases. In recognition of the responsibility of Management for the efficient operation of the works, it is understood and agreed that in all cases of promotion, layoff and recall the following factors will apply:

                  (a)      Ability to perform the work.

                  (b)      Training, experience and education.

                  (c)      Prior job performance.

                  (d)      Continuous Service (Plant Service).

                  Where (a), (b) and (c) are relatively equal, (d) will be the determining factor.

         B. Nothing in this Subsection "B" shall prevent Plant Management and the Grievance Committee from mutually agreeing to fill an equal or lower job in a promotional sequence with a senior employee, nor shall anything in this Subsection "B" prevent Plant Management and the Grievance Committee from executing an agreement in writing to provide an opportunity to any employee displaced in the course of a reduction of forces to exercise his seniority to the extent appropriate to obtain a job paying higher earnings; provided, such employee is otherwise qualified with respect to relative ability to perform the work and relative physical fitness as provided above. Plant Management and the Grievance Committee may mutually agree to provide training for employees disabled in the plant and to assign them to vacancies for which they are qualified on the basis of such seniority arrangements as they may determine.

         C. Wherever used in these rules (unless expressly defined otherwise) "continuous service" shall mean an employee's length of continuous service within the plant, calculated from the first day worked on any occupation in the plant or his first day worked upon re-employment following a break in continuous service in the plant, whichever is later.

         D. If the plant continuous service dates for two (2) or more employees are the same, then the employee with the lowest dock number will be accorded benefits to be derived from having the greater plant continuous service date.

15.5     SENIORITY UNITS

         A. The units to which the seniority factors, as set forth above, shall be applied are the lines of promotion, also referred to as "seniority units" which are attached as an Appendix hereto. These units may be changed or now units established from time to time by written agreement, on chart form, signed by Local Plant Management and by the Chairman of the Grievance Committee of the Local Union.

         B. The seniority unit in which an employee has status on a permanent basis is referred to hereinafter as the employee's "home seniority unit."

15.6     PERMANENT VACANCIES

         A. Appointments to fill permanent vacancy in a line of promotion (including a permanent vacancy in a regular relief assignment) created by an employee promotion, demotion, death, discharge, quit, retirement or transfer out of the seniority unit shall be made in the following order of priority:

                  1. Employee(s) with the greatest seniority occupying the immediately preceding occupation to the vacant occupation in the line of promotion, or occupying an occupation of equal rank in the line of promotion where lateral movement is provided for by connecting lines on the chart will be offered the promotion.

                  2. In the event that the candidate above refuses a promotion, then employees on successively lower ranking occupations in the line of promotion will be similarly considered for promotion.

                  3. Each successive lower ranking job in the line of promotion is filled in the same manner with the employees present, then employees who have recall rights to the line of promotion shall be recalled in order of their plant continuous service to fill the remaining vacancies.

                  4. After all employees with seniority rights in the line of promotion have been recalled, then the vacancy will be filled by the following bid procedure:

                           a. When it becomes necessary to fill a job vacancy through the posting of a bid the senior employee(s) within the classification will be permitted the option of moving to the vacancy before the bid is posted. The vacancy remaining will then be subject to the bid award.

                           b. Notice of the permanent vacancy shall be posted in the clock room. Such notice shall show the department, job title, job class, estimated number of employees required, date of posting, designed location where bid is to be filed, and shall remain posted for seven (7) calendar days.

                           c. Any employee holding plant continuous service in the plant may bid for the job in writing on forms furnished by the Company, and bids shall be received by Management during the seven (7) calendar day period provided above. When the employee presents his bid at the designated location in the plant, his bid shall be recorded as received and the employee shall be given a copy as evidence of receipt of his bid.

                           d. Management shall have seven (7) days (longer periods than seven (7) days may be required if there is a large volume of bids received) following the seven (7) day posting period in which to make an evaluation of all bidders, the selection will be made on the basis of:

                                            (a)      Ability to perform the
                                                     work.

                                            (b)      Training, experience and
                                                     education.

                                            (c)      Prior job performance.

                                            (d)      Continuous Service (Plant
                                                     Service).

                           Where (a), (b) and (c) are relatively equal, (d) will be the deciding factor.

         B. Promptly upon selection management, notice of the employee selected by Management to fill a permanent vacancy shall be posted for ten (10) days on the same bulletin boards, as the notice of vacancy was posted. The notice shall show the name, badge number, plant continuous service date of the employee appointed, department, occupation title, the effective day of the appointment, and the day of posting. In the event Management determines not to fill a vacancy that has been posted for bidding, a cancellation notice will be posted in the same manner.

                  1. Any complaint or grievance contesting Management's selection must be filed in writing with the department Superintendent or his designated representative during the ten (10) day period that the notice of appointment is posted. If no grievance is filed within the ten (10) day period as above provided, no grievance will thereafter be entertained either by the Union or the Company unless an employee was temporarily absent during the entire ten (10) day period that the notice of appointment was posted because of vacation, illness, injury, and in such event in order to be considered, such employee must file a grievance within the ten (10) day period after the date he returns to work.

                  2. If a grievance protesting the appointment to fill a permanent vacancy is settled in favor of the aggrieved employee, he shall displace the employee assigned to the occupation in question; and all other affected employees shall be returned to their former positions. If additional employees are needed, the job will again be posted for bids.

         C. New jobs may be filled directly by the bid procedure or may be inserted into an existing line of promotion and then filled by candidates occupying the immediately preceding occupation to the new job after it is inserted in the line of promotion. In the event that the Union and the Company fail to agree on the appropriate position in the line of promotion, Management may insert the job in the position they deem appropriate subject to challenge in the Grievance Procedure, including Arbitration.

         D. Should an employee in the seniority unit eligible for promotion be unable to accept such assignment because of temporary absence due to vacation, illness, injury or leave of absence, another employee may be temporarily assigned to the vacant occupation, pending return to work of the employee initially eligible for promotion. The Company may fill an occupation on a temporary basis during the time required to determine the successful candidate by the bid procedure.

         E. An employee who refuses a permanent promotion shall be required to sign a waiver form. Such waiver shall be binding on the employee until revoked by the employee in writing, when he will again be considered for such promotion.

15.7     FILLING TEMPORARY VACANCIES

         A.       VACANCIES OF THREE WEEKS (21 DAYS OR LESS).

                  In filling a temporary vacancy in an occupation within a line of promotion for a period of three (3) weeks or less, the employee on the same turn occupying the occupation immediately preceding the vacant occupation with the greatest length of plant continuous service shall be offered the temporary promotion. In other words, in filling all temporary vacancies in a line of promotion, each turn shall stand on its own.

         B.       VACANCIES OVER THREE WEEKS (21) DAYS

                  In filling a temporary vacancy within a line of promotion, other than one caused by an employee vacation that continues beyond the initial three week period, the vacancy will be filled as though it was permanent (A.1.). The employee with the greatest length of plant continuous service occupying the occupation immediately preceding the temporarily vacant occupation regardless of the shift he is working. Such assignments shall be posted.

         C.       STATUS OF EMPLOYEES AT THE END OF A TEMPORARY VACANCY

                  1. When an absent employee gives notice at least two (2) hours in advance of his intention to return to work at the end of a temporary vacancy (that was filled on the turn), he will on reporting displace the employee promoted in his place and, in turn, the temporary incumbents will be returned to the occupations from which they came in the line of promotion if their plant continuous service still entitles them to be retained in such jobs; otherwise they will exercise their plant continuous service on successively lower ranking jobs.

                  2. When an absent employee is to return to work following an extended period wherein the temporary vacancies were filled by crossing turns, then displacement of all temporary incumbents and their returning to the occupations from which they came will take place for the next payroll week covered by the posting of the weekly work schedule if their plant continuous service still entitles them to be retained in such jobs; otherwise, they will exercise their plant continuous service on successively lower ranking jobs. In the interim, employees returning from extended periods of absence will be offered whatever jobs are available without displacement in their home line of promotion.

         D. When it is necessary to supplement the regular scheduled crews by doubling over employees for a period estimated at less than a full turn, the employees doubled over will be assigned independently of the regular scheduled crews. This does not affect the filling of temporary vacancies created by absences of any member of the regular scheduled crews.

15.8     PROMOTIONS, REDUCTION IN FORCES AND RECALLS AFTER LAYOFFS

         A. A qualified employee may exercise his plant continuous service to displace a junior employee on lower ranking occupations or occupations of equal rank where lateral movement is provided for by connecting lines on the he line of promotion charts only under the conditions listed below, provided he will move laterally or downward in the line of promotion only until he reaches the highest occupation where his qualifications and his plant continuous service is sufficient for him to hold. Employees displaced by more senior employees in a reduction in force will move likewise.

                  1.       In a reduction in forces.

                  2. If the occupation to which he is assigned is eliminated.

                  3. If he is demoted because of inability to meet satisfactorily the requirements of the occupation to which he is assigned.

         When an employee's position is filled following a reduction in force, he will be required to return to that position (unless the employee has since bid into another line of promotion).

         B. If an employee would otherwise be laid off due to a reduction in force, or the elimination of the occupation to which he is assigned, he may be retained in the line of promotion if he has sufficient plant continuous service to displace a junior employee on the occupation that is next above the occupation to which he was last permanently assigned; provided, however, the employee with the greatest seniority similarly located will get the benefits of the promotion provided he is qualified.

         C. Employees who are the successful bidders for a job in a line of promotion will enter the line of promotion with their entire plant continuous service date for promotional purposes.

         D. Employees may be promoted on increases in forces to an occupation of higher rank in the line of promotion or an occupation of equal rank in the line of promotion where lateral movement is provided by connecting lines on the chart, only when a vacancy is to be filled in such occupation.

15.9     TRANSFERS AND RETAINING SENIORITY RIGHTS

         A. When an employee temporarily transferred is recalled for regular assignment to a job in his home line of promotion, he shall return to his home line of promotion on the next weekly schedule.

15.10    TEMPORARY TRANSFER AT MANAGEMENT'S DIRECTION

         A. An employee, who is temporarily transferred at Management's direction will be considered in filling permanent vacancies in higher ranking jobs in his home line of promotion the same as if he were still actively employed in that line of promotion on the job from which temporarily transferred.

         B. If at any time during the term of a temporary transfer, the services of an employee are no longer required by Management, his temporary transfer will be terminated.

         C. Senior employees, on rotating or frozen shift jobs, will be given preference once every year for changing shifts on January 1.

15.11    TEMPORARY LOSS OF WORK ARISING OUT OF STRIKES OR WORK STOPPAGES

         A. Because of the difficulties of reopening the plants, no claims for violation of seniority provisions shall be made or processed in the grievance procedure with respect to the first two (2) weeks after the ending of a strike or work stoppage.

15.12    MANNING NEW FACILITIES

         A. Prior to the manning of a new or expanded department at the Mt. Meigs Plant, Management and Plant Grievance Committee shall meet to seek agreement in accordance with the Labor Agreement to facilitate efficient manning and preserve job security for longer service employees.

                            ARTICLE 16 - TERMINATION

16.1 This Agreement shall terminate at the expiration of sixty (60) days after either party shall give written notice of termination to the other party but in any event shall not terminate earlier than August 8, 2000. The company agrees to sit down with the union and discuss wages after thirty (30) months.

16.2 It is understood and agreed herewith that with the signing of this Agreement, both parties waive or withdraw all other questions raised and/or discussed during negotiations but which have not been written into this Agreement specified parts hereof or agreed to by other action.

16.3 Any notice given under this Article 16, shall be given by registered or certified mail, and, if given by the Company, shall be addressed to the United Steelworkers of America, 6200 E. J. Oliver Blvd., Suite 44, Fairfield, AL 35054, and, if given by the Union, shall be addressed to SIMCALA, Inc., P.O. Box 68, Mt. Meigs, Alabama 36057. Either party shall, by like written notice, advise the other of any change in address.

16.4 It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religious creed, national origin, age, sex, handicap or veteran status.

                              ARTICLE 17 - TRAINING

It is the intent of the Company to provide all of its employees with the training required to evaluate, control and continuously improve all production and support service processes and to maintain and upgrade the Plant to ensure efficient production. This will enable the Company to provide its customers with products and services which meet or exceed the customers' requirements and expectations.

The following types of training will be required for all hourly employees:

         Basics of Statistical Process Control

         --       Training approach is to include:

                  --       Use of SIMCALA historical data in training programs.

                  -- Specific applications data used for special functional areas:

                           --       Shipping data used to train Shipping
                                    employees.

                           --       Production data to train Production
                                    employees.

                           --       Raw material data to train Maintenance
                                    employees.

         --       Training in Statistical Process Control techniques

                  -- Gathering data, averaging numbers, SPC chart production.

                  --       Determination of SPC control limits.

                  -- Recognition of out--of--control conditions and appropriate actions.

         Problem--Solving Skills

         --       Training is to include:

                  --       Trend, Gap, Pareto and Ishikawa (Fishbone)

         Minimum Competency Training (for employees below high--school competency)

         --       Training approach is to include:

                  --       Needs analysis for each employee.

                  --       Specific training as needed.

         ESTIMATED TRAINING HOURS

         Basics of Statistical Process Control: 6 Hours per Employee Problem Solving Skills: 2 Hours per Employee
         Minimum Competency Training:  Structured to Individual's Needs

         Other training for electricians shall be developed by the Company to ensure adequate levels of competency when considering the electrical complexity of the Plant.

         TRAINING DELIVERY APPROACH

         - All training is to be delivered by qualified trainers at either the SIMCALA conference room or off-site. Employees will be compensated at the bid hourly rate for all training hours.

                          ARTICLE 18 - ENTIRE AGREEMENT

Section 1. This Agreement contains the sole and entire agreement and understanding of the Company and the Union with respect to the entire subject matter hereof, all prior discussions, negotiations, commitments, and undertakings being merged herein. During the negotiations which resulted in this Agreement, both the Company and the Union had the unlimited right and opportunity to make demands and proposals with respect to any subject matter not removed by law from the area of collective bargaining, and the understandings and agreements arrived at by the parties hereto after the exercise of that right and opportunity are set forth in this Agreement. The Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject or matter whether or not such subject or matter is specifically referred to or covered in this Agreement.

Section 2.        No Local Agreements, Bargaining History of Assumption of
                  Liability.

                  It is understood and agreed that no "local" agreements, letter agreements, or understandings, bargaining, history, arbitral or grievance precedent, plant practices or "traditions," which were or may have been observed prior to the date of this Agreement shall have any force or effect on the parties hereto. The Union understands and agrees that the Company by this Agreement is not assuming liability for any wages, benefits, vacations or other rights which may have accrued prior to the date of acquisition of the Plant by SIMCALA.

Section 3. This Agreement may not be modified of terminated orally, and no modification, termination, or waiver shall be valid in writing and signed by the party against whom the same is sought to be enforced.

         IN WITNESS of the foregoing, the Company and the Union have caused this Agreement to be executed by their duly authorized representatives, all on the 8th day of August, 1995.

SIMCALA, INC.                               UNITED STEELWORKERS OF AMERICA
                                            AFL--CIO--CLC
BY:                                         BY:

/s/ C.E. Boardwine                          /s/ George Becker
--------------------------------            ------------------------------------
C.E. Boardwine, President/C.E.O.            George Becker, Intl. President

/s/ Donald J. Williams                      /s/ Leo W. Gerard
--------------------------------            ------------------------------------
Donald J. Williams, Corp. Dir.              Leo W. Gerard, Intl. Sec.-Treasurer
Human Resources

/s/ Arthur M. Danison                       /s/ Richard H. Davis
--------------------------------            ------------------------------------
Arthur M. Danison, Plant Mgr.               Richard H. Davis, Intl. V.P. Adm.

                                            /s/ Leon Lynch
                                            ------------------------------------
                                            Leon Lynch, Intl. V.P. Human Affairs

                                            /s/ Joe L. Kiker
                                            ------------------------------------
                                            Joe L. Kiker, Director, District 9

                                            /s/ David L. Newell
                                            ------------------------------------
                                            David L. Newell, Staff Rep.


                                            LOCAL 8538 NEGOTIATING COMMITTEE

                                            /s/ Clarence W. Hellums, Jr.
                                            ------------------------------------
                                            Clarence W. Hellums, Jr., Pres.

                                            /s/ Johnny L. Ross
                                            ------------------------------------
                                            Johnny L. Ross, Vice Pres.

                                            /s/ T. H. Hatfield
                                            ------------------------------------
                                            T. H. Hatfield, Chairman

                                            /s/ Kyle King
                                            ------------------------------------
                                            Kyle King, Committeeman

                                  SCHEDULE 'A'

                           STANDARD HOURLY WAGE SCALE


         Job Class '95                                           Effective
         -----------------------------------------------------------------
               1-2                                                $11.485
                 3                                                $11.602
                 4                                                $11.719
                 5                                                $11.836
                 6                                                $11.953
                 7                                                $12.070
                 8                                                $12.187
                 9                                                $12.304
                10                                                $12.421
                11                                                $12.538
                12                                                $12.655
                13                                                $12.772
                14                                                $12.889
                15                                                $13.006
                16                                                $13.123
                17                                                $13.240
                18                                                $13.357

                                  SIMCALA INC.
                                   401-K PLAN

SIMCALA, Inc. and United Steelworkers of America have agreed upon the following provisions in regard to establishing a 401 (k) plan for the benefit of hourly employees at the Montgomery, Alabama plant:

a.       The 401 (k) plan will be established no later than March 1, 1995.

b. Each hourly employee has the option of participating in the plan by contributing, from each pay, a percentage of their compensation.

c. The Company has agreed to match 100% of the first 2% of employee contributions.

d. Employee contributions are not now subject to Federal and/or State income tax.

e.       A choice of investment options will be offered for each participant.

f.       Employee contributions are 100% vested.

g. Employer contributions are 100% vested after five years of service, including plant service prior to enrolling in the plan.

h. SIMCALA, Inc. will pay the administration charges necessary to maintain the plan.

i. SIMCALA agrees to fund any employee contributions which were deducted from an employee's payroll check but not paid by SiMETCO, Inc. (under its old plan date: __/10/90), as of September 17, 1993. Such amounts shall be funded plus 5% interest from the date signed below over the first twenty (20) days after the establishment of the plan.

SIMCALA, INC.                                UNITED STEELWORKERS OF AMERICA
                                             Local 8538

/s/                                          /s/
--------------------------------             -----------------------------------

/s/                                          /s/
--------------------------------             -----------------------------------

/s/                                          /s/
--------------------------------             -----------------------------------

                                             /s/
--------------------------------             -----------------------------------

                                  SIMCALA, INC.
                            PROFIT SHARING AGREEMENT


Section 1.        Effective August 8, 1995, the operating profit of the Mt.
                  Meigs plant will be considered in the derivation of a Profit Sharing Bonus for all employees of the plant. The term "operating profit" is defined as the Mt. Meigs Plant profit before interest expenses and taxes ("Profit").

Section 2. A Profit Sharing Pool is established and will include the total amount of funds that will be distributed to the hourly employees of the plant at various levels of operating profit. All active plant hourly employees who satisfy the eligibility requirements of Section 5 of this Appendix will share equally in the funds provided at the appropriate level of the Distribution Pool (the "Pool") for the amount of the operating profit earned. The Pool will remain a fixed amount for the life of the 1994-199_ Agreement. As necessary, the monthly bonus will be calculated through interpolation within the Pool.

Section 3. The Profit Sharing Bonus, if earned, will be distributed on a quarterly basis. The first quarter of the Plan will be the three month period beginning fiscal January. 1995 and concluding at the end of fiscal September, 1999. The last quarter of the Plan will be the quarter ending fiscal December, 1999.

Section 4. The Company will provide to the Union on a timely basis at the end of each quarter information, including P&L statements and pertinent data from outside audits regarding the Mt. Meigs Plant operating profit and the derivation and calculation of the quarterly Profit Sharing Bonus. Checks for the Bonus will be issued promptly upon calculation of the Bonus.

Section 5. To be eligible to receive a Profit Sharing Bonus for a particular quarter, an employee must meet the following requirements:

                  (a) The employee must have satisfied his probationary period by the beginning of the quarter being considered.

                  (b) The employee must have worked at least two hundred forty (240) hours within the quarter, or have been off work due to an on-the-job-injury. Hours will be considered as worked for all paid time away from the job. Union leave and S&A.

Section 6.        A cap of $150,000 is provided on the Profit Sharing Pool.

                       QUARTERLY PROFIT                      DISTRIBUTION POOL
                       ----------------                      -----------------
                          $3,000,000                              $150,000
                          $2,500,000                              $120,000
                          $2,000,000                              $ 90,000
                          $1,500,000                              $ 65,000
                          $1,000,000                              $ 40,000
                          $  500,000                              $ 20,000

                                 SIGNATURE SHEET
                            PROFIT SHARING AGREEMENT


SIMCALA, INC.                                UNITED STEELWORKERS OF AMERICA
                                             Local 8538

/s/
--------------------------------             -----------------------------------

/s/
--------------------------------             -----------------------------------

/s/
--------------------------------             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------



Dated:
        ------------------------

                                  SIMCALA, INC.
                       LOCAL AGREEMENTS - MONTGOMERY PLANT
                                 AUGUST 8, 1995



1. Safety shoe allowance will be $50.00 per calendar year. Allowance not used during the year of entitlement may be carried over into the next year with the total accumulation not to exceed two allowances during any calendar year.

2.       Overtime meal allowance will be set at $2.00 and $5.00.


SIMCALA, INC.                                UNITED STEELWORKERS OF AMERICA
                                             Local 8538

/s/
--------------------------------             -----------------------------------

/s/
--------------------------------             -----------------------------------

/s/
--------------------------------             -----------------------------------

                                             /s/
--------------------------------             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                             /s/
                                             -----------------------------------

                                   Exhibit 'A'


1.       Maintenance Department Progression:

                              Certified Electrician
                                        |
                              Shift Maintenance Man
                                        |
                              Welder / Maintenance
                                        |
                                   Blacksmith
                                        |
                                 Oilier / Helper


2.       V.S. Department Progression:

                              Raw Material Handler
                                        |
                                Stores Attendant
                                        |
                                 V.S. Attendant
                                        |
                                   V.S. Bagger

3.       Shipping Department Progression:

                            Finished Material Handler
                                        |
                                 Shipping Labor

4.       Furnace Department Progression:

                                 Head Furnaceman
                                        |
                                   Furnaceman
                                        |
                                   Head Tapper
                                        |
                                     Tapper
                                        |
                                  Furnace Crane
                                        |
                                 Ladle Repairman
                                        |
                                  Metal Breaker
                                        |
                                  Furnace Labor
                                        |
                               Electrode Installer




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